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                                                                     Exhibit 3.6

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                             N&T RAILWAY COMPANY LLC

         This Limited Liability Company Agreement (the "Agreement"), effective as of August 8, 2002 is entered into by the person named as the member on Appendix I hereto (the "Member").

         The Member has caused the formation of a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. (S)18-101, et seq.), as amended from time to time (the "Act"), by the filing of the Certificate of Formation, which has been filed with the Secretary of State of the State of Delaware. In connection with the organization of the Company, the Member hereby agrees as follows:

         Section 1.   Name.

         (a) The name of the limited liability company is N&T Railway Company LLC (the "LLC"). The business of the LLC may be conducted under any other name deemed necessary or desirable by the Member.

         (b) The Member hereby agrees to form the LLC as a limited liability company pursuant to the provisions of the Act and of this Agreement. The rights, duties and liabilities of the Member shall be as provided in the Act except as provided herein.

         Section 2. Purpose. The LLC is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or desirable in furtherance of the foregoing and doing every other act and thing incidental thereto or connected therewith.

         Section 3. Registered Office; Registered Agent. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

         Section 4. Principal Office. The principal office address of the LLC shall be located at, and the LLC's business shall be conducted from, such place or places as the Member may determine from time to time.

         Section 5. Members. The name and the mailing address of the Member is as set forth in Appendix I hereto. The Member is hereby admitted as the sole member of the LLC and agrees to be bound by the terms of this Agreement.

         Section 6. Powers. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Michael Psaros has acted as an authorized person, within the meaning of the Act, to execute,

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deliver and file the Certificate of Formation of the LLC, and all actions taken in connection therewith are hereby ratified in all respects.

         Section 7. Capital Contributions. The Member has made or will make a contribution to the capital of the LLC in the amount set forth in Appendix I hereto (the "Initial Contribution"). The Member shall have no obligation to make any additional capital contributions to the LLC.

         Section 8.   Additional Contributions.

         (a) The Member may make such additional capital contributions to the LLC as the Member in its discretion may deem necessary or advisable in connection with the business of the LLC.

         (b) The provisions of Section 7 and this Section 8 are intended solely to benefit the members of the LLC and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the LLC other than the members in their capacity as such, and no such creditor shall obtain any rights under any of such provisions (whether as a third party beneficiary of this Agreement or otherwise). No member of the LLC shall have any duty or obligation to any such creditor to make any contribution to the LLC or to issue any call for capital pursuant to this Section 8.

         Section 9. Capital Accounts. The LLC shall maintain for the Member a capital account in accordance with this Section 9. The Member's capital account shall have an initial balance equal to the amount of cash constituting the Member's Initial Contribution to the capital of the LLC. The Member's capital account shall be increased by the sum of (a) the amount of cash constituting additional contributions by the Member to the capital of the LLC, plus (b) any profits allocated to the Member's Capital Account pursuant to Section 10 hereof. The Member's capital account shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the LLC to the Member, plus (b) any losses allocated to the Member's capital account pursuant to
Section 10 hereof.

         Section 10. Allocation of Profits and Losses. The LLC's profits and losses shall be allocated 100% to the Member.

         Section 11.  Distributions.

         (a) The Member shall not (i) be entitled to interest on its capital contributions to the LLC, or (ii) have the right to distributions or the return of any contribution to the capital of the LLC except (A) for distributions in accordance with this Section 11 or (B) upon dissolution of the LLC. The entitlement to any such return at such time shall be limited to the value of the capital account of the Member. To the fullest extent permitted by the Act, the Member shall not be liable for the return of any such amounts. The LLC shall not make a distribution to the Member if such distribution would violate Section 18-607 of the Act.

         (b) Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

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         Section 12.  Fiscal Year; Tax Matters.

         (a) The Fiscal Year of the LLC for accounting purposes shall begin on January 1 and end on December 31 of each year.

         (b) Proper and complete records and books of account of the business of the LLC shall be maintained at the LLC's principal place of business. The Member acknowledges and agrees that the LLC is a domestic entity with a single owner and is to be disregarded as an entity separate from its owner for federal income tax purposes as provided in Treasury Regulation ss.301.7701-3 promulgated under the Internal Revenue Code of 1986, as amended. The LLC's books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member's federal income tax return. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a Member of the LLC, examine the LLC's books of account and make copies and extracts therefrom at its own expense. The Member shall maintain the records of the LLC for three years following the termination of the LLC.

         Section 13. Assignment and Transfers of Interests. The Member may transfer all or any portion of its interest in the LLC to any person at any time.

         Section 14. Admission of Additional Members. One (1) or more additional members may be admitted to the LLC with the consent of the Member. Upon the admission to the LLC of any additional members, the Member shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s), the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the LLC to be classified as a partnership for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the LLC from a single member LLC to an LLC with two (2) or more members.

         Section 15. Liability of the Member. The Member shall not have any liability for the obligations or liabilities of the LLC except to the extent provided in the Act. Nothing express or implied shall be construed to confer upon or to give any person except the Member any rights or remedies under or by reason of this Agreement.

         Section 16.  Term; Dissolution.

         (a)   Subject to the occurrence of an event of dissolution pursuant to
Section 16(b) hereof, the LLC shall have perpetual existence.

         (b) The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the LLC, including the disposition of all of the Member's interest in the LLC, unless the business of the LLC is continued by the written consent of the personal representative (within the meaning of the Act) of the Member within ninety (90) days following the occurrence of any such event or in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

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         Section 17.  Indemnification. To the fullest extent permitted by law, the LLC shall (a) indemnify any person or such person's heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to, or testifies or otherwise participates in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a member, manager, director, officer, employee or agent of the LLC or is or was serving at the request of the LLC or its members as a member, manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against expense, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by a member, manager, director or officer in defending, testifying or otherwise participating in any such civil or criminal action, suit or proceeding to the fullest extent authorized or permitted by laws of the State of Delaware. A manager shall have no personal liability to the LLC or the Member for monetary damages for breach of fiduciary duty as a manager; provided, however, that the foregoing provision shall not eliminate the liability of a manager for acts or omissions which involve gross negligence, fraud or intentional misappropriation of funds.

         Section 18. Amendments. Any amendments to this Agreement may be made in the sole and absolute discretion of the Member and shall be in writing signed by the Member.

         Section 19. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the conflict of laws principles thereof. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

                     [Rest of Page Intentionally Left Blank]

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         IN WITNESS WHEREOF, the Member has caused this Agreement to be duly executed and delivered on the day and year first above written.

                                           MEMBER:

                                           REPUBLIC ENGINEERED PRODUCTS LLC


                                           By:      /s/ Michael Psaros
                                              ------------------------------
                                                 Name:  Michael Psaros
                                                 Title: President

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                                   APPENDIX I

                                     MEMBER

             Name and Address                  Initial               Percentage
                of Member                   Contribution            Interest (%)

Republic Engineered Products LLC               $100.00                 100%

3770 Embassy Parkway
Akron, Ohio 44333
Attention: Joseph Lapinsky